Exhibit 10.1

RETENTION AGREEMENT

This Retention Agreement (this “Agreement”) is executed by D. JON MCGUIRE (“Employee”), who resides at the address listed at the end of this Agreement, and SRI/SURGICAL EXPRESS, INC. (the “Company”), a Florida corporation with its principal executive office at 12425 Racetrack Road, Tampa, Florida 33626, to record their agreement regarding the continued payment by the Company to Employee of compensation and benefits on the occurrence of certain events.

BACKGROUND

Employee is a valuable employee of the Company. To offer employee further assurance, the Company desires to offer Employee the arrangements to be paid severance compensation on his involuntary termination of employment that are set forth in this Agreement. This Agreement further constitutes added consideration for Employee’s execution of his Non-Competition and Confidentiality Agreement with the Company (the “Non-Competition Agreement”) reconfirms that the Non-Competition Agreement remains in full force and effect.

OPERATIVE TERMS

The parties agree as follows:

1. Definitions. As used in this Agreement, the capitalized terms defined below have the respective meanings ascribed to them:

“Annual Salary” means the annualized, base salary payable to Employee by the Company as of any particular date, and excludes all other cash and non-cash compensation paid or payable to Employee.

“Cause” means a termination of Employee’s employment that is the result of (a) Employee being charged with a felony, (b) Employee’s disclosure of trade secrets or other confidential information related to the business of the Company or any affiliated companies, or (c) Employee’s action that constitutes misconduct, insubordination, violation of Company policies, or compromised ethical behavior, or (d) Employee’s action that constitutes willful neglect or willful failure to perform a duty to the Company that continues after notice from the Company.

“Disability” means Employee’s incapacity due to physical or mental illness that causes him to be absent from the full time performance of his duties with the Company for three (3) consecutive months or for four (4) months during any twelve (12) month period. Any question regarding the existence of Employee’s Disability on which Employee and the Company cannot agree will be determined by a qualified independent physician selected by Company and approved by the Employee (or, if he is unable to select a physician, by any adult member of his immediate family), approval not to be unreasonably withheld. The determination of the physician made in writing to the Company and to Employee will be final and conclusive for all purposes of this Agreement.

“Effective Date” means the date of this Agreement.

“Involuntary Termination” means termination of Executive’s employment with the Company by the Company and for any reason other than for Cause, death, or Disability.

“Noncompetition Agreement” means the Non-Competition and Confidentiality Agreement dated as of April 24, 2003, between the Company and Employee.

“Subsidiary” means a corporation of which 80% or more of its voting securities are owned directly or indirectly by the Company.

2. Term. This Agreement shall be in effect for a term beginning on the execution date of this Agreement and ending automatically, without further obligation, when Employee ceases to be employed by the Company for any reason other than an Involuntary Termination.

3. Contingent Severance Payment on Involuntary Termination. In the event of an Involuntary Termination, the Company shall continue to pay Employee at the rate of his Annual Salary in accordance with the Company’s standard payroll procedures for 180 calendar days after the date of the Involuntary Termination and furnish Employee health and dental insurance benefits. Employee’s right to the foregoing compensation will be conditioned on (a) Employee’s continuing to be available to the Company in person or by telephone, as reasonably required by the Company, to assist with any post-termination transition for up to 30 days following the termination date, but for no more than four hours during any week without added compensation, (b) Employee’s execution of a release in favor of the Company in a form satisfactory to the Company and its counsel, which generally and unconditionally releases from all claims the Company and its directors, officers, and other affiliates, and (c) Employee’s continuing compliance with the Non-Competition Agreement. The Company will not have any obligation to Employee in connection with his termination of employment in the absence of an Involuntary Termination or otherwise than as stated above.

4. Employment Status. This Agreement does not constitute an employment agreement between the Company and Employee, but rather provides for the payment of severance compensation to Employee on the termination of his employment with the Company under the conditions described in this Agreement. This Agreement does not guarantee the continued employment of Employee by the Company or the payment of any other amount of compensation.

5. Employee Acknowledgements Concerning Non-Competition Agreement. Employee reconfirms his obligations and covenants set forth in the Non-Competition Agreement. Employee acknowledges that as added consideration for his execution of the Non-Competition Agreement, the Company has granted to Employee the potential for severance compensation provided by this Agreement.

6. Legal Matters. The validity, construction, enforcement, and interpretation of this Agreement are governed by the laws of the State of Florida and the United States of America, excluding the laws of those jurisdictions pertaining to the resolution of conflicts with laws of other jurisdictions. Employee and the Company (a) consent to the personal jurisdiction of the state and federal courts having jurisdiction over Hillsborough County, Florida, (b) stipulate that the proper, exclusive, and convenient venue for any legal proceeding arising out of this Agreement is Hillsborough County, Florida, and (c) waive any defense, whether asserted by a motion or pleading, that Hillsborough County, Florida, is an improper or inconvenient venue. EMPLOYEE KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES THE RIGHT TO A JURY TRIAL IN ANY LAWSUIT BETWEEN EMPLOYEE AND THE COMPANY WITH RESPECT TO THIS AGREEMENT.

7. Notices. Every notice, demand, or consent required or permitted under this Agreement will be valid only if it is in writing and delivered personally or by telex, telecopy, telegram, cablegram, commercial courier, or first-class, postage prepaid, United States mail (whether or not certified or registered and regardless of whether a return receipt is requested or received by the sender), and addressed by the sender to the intended recipient at the address set forth in the preamble of this Agreement or to such other address as the intended recipient has previously designated to the sender by notice given in accordance with this section. A validly given notice, demand, or consent will be effective on the earlier of its receipt, if delivered personally or by telex, telecopy, telegram, cablegram, or commercial courier, or the third day after it is postmarked by the United States Postal Service, if delivered by first class, postage prepaid, United States mail. Each party shall notify the other of any change in its or his mailing address that is listed in this Agreement.

8. Miscellaneous. A waiver, amendment, cancellation, or modification of this Agreement will be valid and effective only if it is in writing and signed by or on behalf of both parties to this Agreement. This Agreement records the final, complete, and exclusive understanding between the parties regarding the subject matter of it and supersedes any prior or contemporaneous agreement, understanding, or representation, oral or written, by either of them. In particular, this Agreement cancels and supersedes any previous agreement between Employee and the Company that provides for severance compensation to Employee. Nothing in this Agreement, whether express or implied, is intended or should be construed to confer upon, or to grant to, any person, except the Company, Employee and their respective heirs, assignees, and successors, any claim, right, remedy, or privilege under, or because of, this Agreement or any provision of it. This Agreement is binding on every assignee and successor of the Company. The parties may execute this Agreement in counterparts. Each executed counterpart will constitute an original document, and all executed counterparts, together, will constitute the same agreement. This Agreement will become effective, as of its stated date of execution, when each party has executed and delivered to the other party a counterpart of it.

(signature page follows)

EXECUTED: As of February 2, 2005, in Tampa, Florida

“COMPANY”

SRI/SURGICAL EXPRESS, INC., a Florida corporation

By:	/s/ Christopher Carlton
Name:	Christopher Carlton
Title:	President and Chief Executive Officer

“EMPLOYEE”

/s/ D. JON MCGUIRE
D. JON MCGUIRE

Address:

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